Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rob Jorgenson
March 12, 2012		724-465-5448

S&T Bancorp, Inc. Completes Integration of Mainline National Bank

– Former Mainline Branches Now Operating as S&T Bank –

Indiana, Pennsylvania – S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, completed the merger with Mainline Bancorp, Inc. (MNPA) on March 9, 2012. This past weekend, S&T Bank finalized the conversion of all Mainline National Bank branches to S&T Bank branches. With the conversion complete, all former customers of Mainline National Bank now have access to 57 S&T Bank locations in western Pennsylvania.

“At S&T Bank, we have been communicating with our newest customers from Mainline for a number of months to ensure a seamless transition. We are now pleased to officially welcome them into our bank family. They became accustomed to exceptional customer service at Mainline, and they can expect that tradition to continue with their new bank,” said Todd Brice, president and CEO of S&T Bancorp, Inc. “At the same time, our newest customers now have access to a much broader range of S&T Bank’s financial services and products that will meet all of their banking needs.”

On September 14, 2011, S&T Bancorp, Inc. and Mainline Bancorp, Inc. jointly announced the signing of a definitive merger agreement pursuant to which S&T Bancorp, Inc. would acquire Mainline Bancorp, Inc. in a stock and cash transaction. Shareholders of Mainline Bancorp, Inc. approved and adopted the Agreement and Plan of Merger at a special meeting on March 6, 2012. The in-market transaction strengthens S&T Bancorp, Inc.’s existing footprint in Cambria and Blair counties. With the merger complete, S&T Bancorp, Inc. now has combined assets of more than $4.3 billion.

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S&T Release – Page 2

S&T Bancorp, Inc. Completes Integration of Mainline National Bank (cont.)

– Former Mainline Branches Now Operating as S&T Bank –

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit www.stbancorp.com.

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